UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2009
UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)
275 Federal Plaza West, Youngstown, Ohio 44503-1203

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (330) 742-0500
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On July 15, 2009, the Compensation Committee and the Board of Directors of United Community Financial Corporation (“UCFC”) approved the Executive Incentive Plan (“EIP”). Messrs. McKay, Bevack and Reske, in addition to other executive officers, will participate in the EIP. The EIP provides incentive compensation awards based upon UCFC’s actual performance for the calendar year compared to the actual performance of an established peer group for the same calendar year, looking at six performance measures. See the “Weightings” table below.
     The Compensation Committee and the Board of Directors used the following criteria to establish the 2009 peer group: (a) assets between $1.75 and $5.0 billion; and (b) publicly traded banks and thrifts headquartered in Ohio, Indiana, Michigan and Western Pennsylvania. Old Second Bancorp, Inc., Aurora, Illinois, was also included in the peer group based upon management’s recommendation. The 2009 peer group is as follows:

S&T Bancorp, Inc.	1st Source Corporation
First Merchants Corporation	Chemical Financial Corporation
First Financial Bancorp.	Integra Bank Corporation
First Place Financial Corp.	Independent Bank Corporation
Old Second Bancorp, Inc.	MainSource Financial Group, Inc.
First Financial Corporation	Lakeland Financial Corporation
Mercantile Bank Corporation	Macatawa Bank Corporation
Citizens First Bancorp, Inc.	ESB Financial Corporation
First Defiance Financial Corp.	Peoples Bancorp Inc.
Parkvale Financial Corporation
     In order for any awards to be made under the EIP for a calendar year’s performance, UCFC must report positive net income for that calendar year, calculated in accordance with GAAP, but adjusted to exclude the effect of extraordinary items. If this threshold is met, incentive awards will be calculated based upon UCFC’s performance against its peers in the six weighted performance measures. See the “Weightings” table below. For 2009, the target and maximum incentive awards, respectively, measured as a percentage of base salary are as follows: Mr. McKay—50%, 100%; Mr. Bevack—45%, 90%; and Mr. Reske—40%, 80%. Once the award under the EIP is calculated, it is paid 60% in cash and 40% in restricted stock or stock options. The restricted stock or stock option awards will be awarded under the Amended and Restated United Community 2007 Long-Term Incentive Plan and vest equally over three years, beginning on the first anniversary of the award. Awards under the EIP cannot be made until all peer companies have reported full calendar year earnings.
     The calculation of the incentive awards under the EIP is as follows. First, it must be determined where UCFC’s actual performance falls in comparison to the peer group for each of the six performance measures. The comparison is based upon percentiles which correspond to a threshold level for that performance measure. See the “Threshold Levels” table below. Then, the threshold level achieved is used to determine the bonus percentage for that performance measure based upon the executive officer’s position. See the “Bonus Percentages” table below. This bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for UCFC’s actual performance for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the EIP.
Bonus Percentages As Percent of Base Compensation

Threshold	CEO	Pres/COO	CFO
Level	Group 1	Group 2	Group 3	Actual Performance versus Peers

1	0.0%	0.0%	0.0%	Below 25th Percentile
2	10.0%	9.0%	8.0%	Above 25th percentile
3	20.0%	18.0%	16.0%	Above 30th percentile
4	30.0%	27.0%	24.0%	Above 35th Percentile
5	40.0%	36.0%	32.0%	Above 40th Percentile

6	50.0%	45.0%	40.0%	At or Above Median

7	60.0%	54.0%	48.0%	Above 55th Percentile
8	70.0%	63.0%	56.0%	Above 60th Percentile
9	80.0%	72.0%	64.0%	Above 65th Percentile
10	90.0%	81.0%	72.0%	Above 70th Percentile
11	100.0%	90.0%	80.0%	At or Above 75th Percentile

Weightings for Performance Measures

Weight
Profitability	40.0%

ROAE	5.0%
ROAA	25.0%
Budget Net Income	10.0%

Growth	10.0%

Core Deposit Growth	10.0%

Asset Quality	50.0%

Texas Ratio	40.0%
NCOs/Average Loans	10.0%

Total Weighting	100.0%

Definitions:	“Core” ROAE and ROAA”: GAAP performance excluding extraordinary items Core Deposit Growth: Total Deposits less CDs>$100,000, brokered deposits and public deposits Texas Ratio: Nonperforming Assets divided by sum of Tangible Common Equity plus Loan Loss Reserve

Threshold Levels

	Overall Profitability			Growth Rate	Asset Quality
						NCOs/
	Core	Core	Net Income	Core Deposit	Texas	Average
Level	ROAE	ROAA	Budget	Growth	Ratio	Loans

1	<25th Pct	<25th Pct	70% of Budget	<25th Pct	<25th Pct	<25th Pct

2	25th	25th	75%	25th	25th	25th
3	30th	30th	80%	30th	30th	30th
4	35th	35th	85%	35th	35th	35th
5	40th	40th	95%	40th	40th	40th

6	Median	Median	100%	Median	Median	Median

7	55th	55th	105%	55th	55th	55th
8	60th	60th	115%	60th	60th	60th
9	65th	65th	120%	65th	65th	65th
10	70th	70th	125%	70th	70th	70th
11	>75th Pct	>75th Pct	130%	>75th Pct	>75th Pct	>75th Pct

Definition:     Pct: Percentile Rank within defined Peer Group
     For example, if UCFC’s Core ROAE for 2009 falls into the 40th percentile when compared to its peers, Mr. McKay’s incentive award for that performance measure would be as follows:

Incentive Plan		Bonus Percentage (based)
Weighting		on Threshold Level achieved		Base Salary
5.0%	X	40%	X	$382,000	= $7,640

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.
By:	/s/ James R. Reske
James R. Reske, Chief Financial Officer
Date: July 21, 2009

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